                                                                     EXHIBIT 2.2

                                   SABRE INC.
                             4255 AMON CARTER BLVD.
                             FT. WORTH, TEXAS 76155

                                January 24, 2000

Christopher E. Clouser
President
Preview Travel, Inc.
747 Front Street
San Francisco, California 94111

Dear Mr. Clouser:

     We refer to the Agreement and Plan of Merger, dated as of October 3, 1999 (the "Merger Agreement"), by and among Sabre Inc., a Delaware corporation, Travelocity Holdings, Inc., a Delaware corporation, Travelocity.com Inc., a Delaware corporation, and Preview Travel, Inc., a Delaware corporation. Terms used but not otherwise defined in this letter are used as defined in the Merger Agreement.

     The Parties hereby agree to amend the Merger Agreement as follows:

        1. Section 2.3(b) of the Merger Agreement shall be deleted and replaced in its entirety with the following:

          (b) At the Effective Time, each outstanding employee, director or consultant option to purchase shares of Sabre Class A Common Stock $.01 par value, (a "Sabre Stock Option") granted under Sabre's Stock Option Plans or otherwise but not exceeding the amount set forth on Schedule 2.3(b), whether vested or not vested, may be assumed by Travelocity.com as provided in this Section 2.3(b). As of and after the Effective Time (i) each Sabre Stock Option then outstanding, with respect to which both Sabre and the holder thereof have consented to such conversion, shall be converted into a stock option to acquire the number (rounded down to the nearest whole number) of shares of Travelocity.com Common Stock determined by multiplying
     (x) the number of shares of Sabre Class A Common Stock subject to such Sabre Stock Option immediately prior to the Effective Time by (y) the Option Exchange Ratio, and (ii) the exercise price per share of Travelocity.com Common Stock subject to any such converted Sabre Stock Option shall be an amount (rounded down to the nearest one-hundredth of a cent) equal to (x) the exercise price per share of Sabre Class A Common Stock subject to the underlying Sabre Stock Option immediately prior to the Effective

          Time, divided by (y) the Option Exchange Ratio. Other than as provided above, as of and after the Effective Time, each Travelocity.com stock option that had been a Sabre Stock Option immediately prior to the Effective Time shall be subject to the same terms and conditions as in effect immediately prior to the Effective Time. For purposes of this
     Section 2.3(b), the "Option Exchange Ratio" shall equal (x) the average closing price per share of the Sabre Class A Common Stock for the ten (10) trading days ending on the trading day immediately prior to the Closing Date, divided by (y) the average closing price per share of the Preview Common Stock for the ten (10) trading days ending on the trading day immediately prior to the Closing Date; provided, however, that if Sabre Holdings Corporation, in connection with the payment of a cash dividend with an ex-dividend date that occurs within such period of ten (10) trading days, adjusts the number of Sabre Stock Options held by any person whose Sabre Stock Options are assumed by Travelocity.com pursuant to this Section 2.3(b), then for purposes of the calculation of the Option Exchange Ratio with respect to such person, the closing price per share of the Sabre Class A Common Stock on each trading day prior to such ex-dividend date shall be reduced by the per share amount of such cash dividend.

        2. The current Exhibit 1.2(c)(i), Exhibit 1.2(c)(ii) and Exhibit 1.4(b) to the Merger Agreement shall be deleted and replaced in their entirety with Exhibit 1.2(c)(i), Exhibit 1.2(c)(ii) and Exhibit 1.4(b), copies of which are attached to this letter.

     Except as specified in this letter, the Merger Agreement shall continue in full force and effect. This letter may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This letter shall become effective when each Party shall have received counterparts hereof signed by all of the other Parties.

     Kindly indicate your agreement to the foregoing by signing this letter in the space indicated below and returning it to me.

                                            Very truly yours,

                                            SABRE INC.

                                            By:   /s/ JEFFERY M. JACKSON
                                               ---------------------------------
                                            Name:   Jeffery M. Jackson
                                            Title:  Executive Vice President,
                                                    Chief Financial Officer

                                            TRAVELOCITY HOLDINGS, INC.

                                            By:  /s/ TERRELL B. JONES
                                               ---------------------------------
                                            Name:   Terrell B. Jones
                                            Title:  President

                                            TRAVELOCITY.COM INC.

                                            By:  /s/ JEFFERY M. JACKSON
                                               ---------------------------------
                                            Name:   Jeffery M. Jackson
                                            Title:  Senior Vice President,
                                                    Chief Financial Officer,
                                                    and Director

                                            PREVIEW TRAVEL, INC.

                                            By:/s/ JAMES H. HORNTHAL
                                               ---------------------------------
                                            Name:  James H. Hornthal
                                            Title: Chairman and Founder

cc: Fried, Frank, Harris, Shriver & Jacobson
    One New York Plaza
    New York, NY 10004
    Attention: Charles M. Nathan

    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, NY 10017
    Attention: Gary I. Horowitz
               Michael Nooney

                                        2